Exhibit 99.1

Below is a reproduction of the contents of the poster entitled, “Assessment of the Teratogenic Risk in Fetuses Exposed to Topiramate in Utero”:

Below is a reproduction of the contents of the poster entitled, “Assessment of the Teratogenic Risk in Fetuses Exposed to Topiramate in Utero”:

Authors: Gideon Koren, MD(a); Shiyin Yee, PhD(b); Craig A. Peterson, MS(b); Wesley W. Day, PhD(b)

(a)The Motherisk Program, The Hospital for Sick Children; University of Toronto; University of Western Ontario, Toronto, ON, Canada; (b)Vivus, Inc., Mountain View, CA, USA

• Abstract

Introduction: Topiramate (TPM) is indicated as monotherapy or adjunctive treatment for epilepsy, for prophylaxis of migraines, and is being investigated in combination with phentermine (PHEN) for weight loss. To investigate the teratogenic potential of TPM in humans, the major congenital malformation (MCM) rate and birth weights following in utero exposure to topiramate were determined.

Methods: The MCM rate for TPM was calculated through a systematic review of the four observational epileptic pregnancy registries (Australian, Israeli, UK, and US) that identified TPM monotherapy usage. The control population was derived from 3 published studies that followed birth outcomes in untreated pregnant epileptic women. The MCM rate was calculated for each group and then compared to provide a relative risk (RR). Infant birth weights following in utero exposure to TPM were determined by following the pregnancies that occurred during the PHEN/TPM development program in obese women. A maternal weight-matched control was identified through the Motherisk Program.

Results: Four separate registries identified 416 pregnancies with TPM monotherapy exposure. The MCM rate among women exposed to TPM monotherapy during pregnancy was 3.6% (95% CI 2.2%-5.9%). The MCM rate in the control population of untreated epileptic women was 3.4% (95% CI 2.3%-5.0%). The RR of MCMs following TPM exposure as compared to control was 1.06 (95% CI 0.56%-2.00%). During the PHEN/TPM development program, 15 pregnancies were carried to term. Amongst the 15 infants, there were no MCMs, and no incidents of low birth weight (<2500 g). Compared to a maternal weight-matched control group, there was no difference in infant birth weight between the treated and untreated controls.

Discussion: The data from this systematic review suggests that the rate of MCMs in pregnancies with exposure to TPM monotherapy was not significantly different from the rate in untreated epileptic women. In the PHEN/TPM development program, no malformations were observed, and there were no incidents of low-birth-weight infants. Birth weights in the PHEN/TPM treated group did not demonstrate a significant difference from the maternal weight-matched control group.

Please note that some data from the originally submitted abstract have been updated due to a change in the number of included pregnancies to eliminate antiepileptic drug polytherapy. The updated points are bold.

• Introduction

•      Topiramate (TPM) is indicated as monotherapy or adjunctive treatment for epilepsy at doses up to 400 mg/day and for prophylaxis of migraines at 100 mg/day, and it is being investigated as a controlled-release (CR) combination with phentermine (PHEN) at TPM doses up to 92 mg/day for weight loss.(1),(2)

•      Human pregnancy registry studies on TPM have, until recently, analyzed small populations, making substantial inferences from the data difficult.(3),(4)

•      While some studies have indicated an increase in malformations with TPM exposure,(3),(4) a recent peer-reviewed, large-scale, population-based study found that TPM was not associated with an increased risk of major birth defects following antiepileptic drug exposure.(5)

• Objectives

•      To investigate the teratogenic potential of TPM in humans. The major congenital malformation (MCM) rate was determined following in utero exposure to TPM monotherapy using a systematic review of identified epilepsy studies.

•      Birth weights of children born to mothers who were enrolled in the clinical development program of PHEN/TPM CR for weight loss were also studied.

• Methods

Systematic Review to Study In Utero Human Topiramate Monotherapy Exposure

•      A systematic analysis of the publications databases Medline and PubMed (between 1996 and July 2010) identified epilepsy registries that met the following criteria(6):

•      Assessed pregnant women with epilepsy receiving TPM monotherapy

•      Exposure to TPM occurring at least during the first trimester

•      Pregnancy outcomes and rates of MCMs reported

•      Another systematic analysis through Medline and PubMed (inception to July 1, 2010) identified comparator epilepsy cohorts that met the following criteria(6):

•      Untreated pregnant women with epilepsy

•      Reported pregnancy outcomes and rates of MCMs

•      The relative risk (RR) with 95% CI was calculated for TPM monotherapy vs unexposed women with epilepsy from the systematic review.(6)

Human Birth Weights Following In Utero PHEN/TPM CR Exposure

•      During the clinical development program for a combination therapy, PHEN/TPM CR, under investigation for weight loss in obese patients, there were 15 pregnancies associated with TPM exposure that were carried to term.

•      The pregnancies were assessed for maternal weight, infant birth weight, TPM exposure, and any malformations.

•      Control data were obtained from the pregnancy registries of the Motherisk Program. Each TPM-exposed subject was matched with a randomly selected control using pre-pregnancy maternal weight matching.

• Results

Experience With Topiramate Monotherapy During Pregnancy

•      Four registries recording TPM monotherapy that met the entry criteria were identified (Table 1).

Table 1. Experience With TPM Monotherapy During Pregnancy: Systematic Review of Pregnancy Registry Experience.

	MCM/
Source	Live Births*	Incidence Rate, %	Author (Date)
Israeli Teratogen Information Service(7)	1/29	3.4	Ornoy et al. (2008)
UK Epilepsy and Pregnancy Register(8)	3/83	3.6	Kennedy et al. (2010)
North American AED Pregnancy Register(9)	11/289	3.8	Hernandez-Diaz et al. (2010)
Australian AED Registry(10)	0/15	0	Vajda et al. (2007)
Total	15/416	3.6 (95% CI 2.2%-5.9%)

AED=antiepileptic drug; CI=confidence interval; MCM=major congenital malformation; UK=United Kingdom

*Pregnancies for which MCM outcome data are available.

Major Congenital Malformations Rates in Untreated Women With Epilepsy

•      Twelve studies were identified that assessed MCM rates in children born to untreated women with epilepsy (Table 2).

•      Ten of these studies had already been combined using a meta-analysis to investigate MCM rates in untreated women with epilepsy.(11)

Table 2. MCM Rates in Untreated Women With Epilepsy: Systematic Review.

	MCM/
Source	Live Births*	Incidence Rate, %	Author (Date)
Meta-analysis of 10 registries(11)	13/400	3.3	Fried et al. (2004)
UK Epilepsy and Pregnancy Register(4)	8/227	3.5	Morrow et al. (2006)
Australian AED Registry(10)	3/83	3.6	Vajda et al. (2007)
Total	24/710	3.4 (95% CI 2.3%-5.0%)

AED=antiepileptic drug; CI=confidence interval; MCM=major congenital malformation; UK=United Kingdom

*Pregnancies for which MCM outcome data are available.

Relative Risk for Major Congenital Malformations

•      Comparing MCMs in infants of mothers with TPM exposure during at least the first trimester of pregnancy to infants of untreated women with epilepsy resulted in an RR of 1.06 (95% 0.56%-2.00%; Table 3).

Table 3. RR for MCMs in TPM Monotherapy Compared With Untreated Women With Epilepsy.

Source	MCM/Live Births*	Incidence Rate, % (95% CI)
TPM-Treated Women With Epilepsy(7)-(10)	15/416	3.6 (2.2%-5.9%)
Untreated Women With Epilepsy (Control)(4),(10),(11)	24/710	3.4 (2.3%-5.0%)
RR (95% CI)	1.06 (0.56%-2.00%)

CI=confidence interval; MCM=major congenital malformation; RR=relative risk

*Pregnancies for which MCM outcome data are available.

Clinical Program Experience – Malformations and Birth Weights Following In Utero PHEN/TPM CR Exposure

•      Among women treated with PHEN/TPM CR, no malformations were associated with the 15 TPM-exposed births.

•      Low-birth-weight infants (<2500 g) were not observed in any of the 15 births or in 13 weight-matched maternal controls. There was no difference in infant birth weight between the treated women and untreated controls (Table 4).

Table 4. Maternal Weights and Infant Birth Weights in PHEN/TPM CR and Control Pregnancies.

	PHEN/TPM CR		Control Pregnancies
PHEN/TPM CR	Maternal Weight, kg	Infant Weight, kg	Maternal Weight, kg	Infant Weight, kg
Dose, mg	(n=15)	(n=15)	(n=13)	(n=13)
3.75/23	161.8	3.31	152	3.89
7.5/46	87.4	3.81	88.6	3.64
7.5/46	109	4.08	115	4.91
15/92	106.9	3.27	104.5	2.8
15/92	89.6	3.24	90.9	3.2
15/92	76.7	3.41	76.4	3.69
15/92	128.7	3.31	127.5	3.21
15/92	87.3	4.25	89	4.18
15/92	103	2.72	100	3.13
15/92	97.9	3.32	100.4	3.68
15/92	147.6	4.37	143	3.78
15/92	124.4	4.36	120	3.77
15/92	81.4	3.14	80	3.45
TPM 46*	95	4.02
TPM 92*	105.5	3.13
Mean weight, kg (SD)	106.8 (24.38)	3.58 (0.51)	106.7 (23.56)	3.64 (0.53)

SD=standard deviation

*Represents TPM monotherapy.

• Conclusions

•      The systematic review, which identified 416 women with epilepsy who received TPM monotherapy during pregnancy, suggests that the rate of MCMs in pregnancies with TPM monotherapy exposure is not significantly different from the MCM rate in untreated women with epilepsy.

•      Our findings in the systematic review closely correlated with findings that were observed with a recent large-population study.(5)

•      Both studies indicated that TPM exposure during pregnancy did not increase the rate of major birth defects.

•      No malformations occurred with births associated with PHEN/TPM CR exposure in the PHEN/TPM CR obesity clinical development program.

•      Low birth weight was not seen in any births associated with PHEN/TPM CR exposure in the clinical development program and was, in fact, consistent with infant birth weights of weight-matched maternal controls.

References: (1) Topamax [package insert]. Ortho-McNeil-Janssen Pharmaceuticals, Inc.; 2009. (2) Gadde KM, et al. Lancet 2011;377:1341-1352. (3) Hunt S, et al. Neurology 2008;71:272-276. (4) Morrow J, et al. J Neurol Neurosurg Psychiatry 2006;77:193-198. (5) Mølgaard-Nielsen D, Hviid A. JAMA 2011;305:1996-2002. (6) Vivus, Inc., Data on File. (7) Ornoy A, et al. Reprod Toxicol 2008;25:388-389. (8) Kennedy F, et al. J Neurol Neurosurg Psychiatry 2010;81:e18. (9) Hernandez-Diaz S, et al. Birth Defects Res A Clin Mol Teratol 2010;88:408. (10) Vajda FJ, et al. Aust NZ J Obstet Gynaecol 2007;47:468-474. (11) Fried S, et al. Drug Saf 2004;27:197-202.

All PHEN/TPM CR clinical trials for which data were collected were registered at ClinicalTrials.gov.

Acknowledgments: The authors appreciate the contributions of the enrolled patients, the study investigators and staff, with poster graphics assistance from The Lockwood Group (funded by Vivus).